EXHIBIT 99.1

For Immediate Release

Contact:	David Leedy
972-586-1703
dleedy@aviall.com

AVIALL ANNOUNCES CONVERSION OF ALL OF ITS OUTSTANDING SERIES D PREFERRED STOCK

DALLAS, TEXAS June 13, 2003 — Aviall, Inc. (NYSE: AVL) announced today that affiliates of The Carlyle Group have converted all of Aviall’s outstanding shares of its Series D Senior Convertible Participating Preferred Stock into 11,100,878 shares of Aviall’s common stock. In effect, The Carlyle Group has traded its preferred position and future dividend rights for anticipated long-term appreciation in Aviall’s common stock. This early conversion was in response to the Company’s reduction in the conversion price from $5.80 to approximately $4.62 per share. The newly issued shares of common stock to the affiliates of The Carlyle Group represent approximately 36% of Aviall’s increased number of outstanding shares of common stock.

Prior to the conversion, the shares of Series D Senior Convertible Participating Preferred Stock were entitled to a 9.0% annual payment-in-kind dividend until 2005 and a 9.0% cash dividend until 2008; had an aggregate liquidation preference of approximately $51.3 million; and were redeemable on June 21, 2008. The conversion will be reflected by the Company for the quarter ended June 30, 2003 as a one-time, non-cash reduction in net earnings available to common shareholders similar to a non-cash dividend.

(M O R E)

AVIALL ANNOUNCES CONVERSION OF ALL OF ITS OUTSTANDING SERIES D PREFERRED STOCK

Peter J. Clare and Allan M. Holt, each a Managing Director of The Carlyle Group, have held seats on Aviall’s Board of Directors as designees of the Series D Senior Convertible Participating Preferred Stock since its issuance in 2001. Aviall’s Board of Directors has asked Messrs. Clare and Holt to remain on the Board of Directors following the conversion, and they have accepted. Consequently, Messrs. Clare and Holt have been appointed to the classes of directors with terms expiring at the 2004 and 2005 annual meetings of stockholders, respectively, pursuant to the terms of an Investors Rights Agreement that also provides The Carlyle Group with rights similar to those that had been provided to them under the preferred stock.

Mr. Holt said, “The Carlyle Group’s initial investment in Aviall in December 2001 was a reflection of our strong belief in the Company’s future prospects. Since then, Aviall has outperformed even the very high expectations that we had hoped for. We believe that converting to common stock at this time shows our faith in the long-term success of Aviall, and we look forward to sharing as common stockholders in the Company’s future prosperity.”

Aviall’s Chairman, President and Chief Executive Officer, Mr. Paul E. Fulchino, added, “We have been very pleased with our involvement with The Carlyle Group. This conversion to common stock provides a wonderful opportunity to amplify our relationship with Carlyle and continue to enjoy the support they have shown us both at the Board level and through the access their organization gives us to the aerospace marketplace. Additionally, the conversion by Carlyle will allow Aviall to simplify its financial reporting by eliminating the need for the Company to report its earnings per share under the two or dual class method. The conversion will also increase flexibility of the Company’s capital structure. Finally, we expect this change will be accretive in 2004 and beyond.”

(M O R E)

AVIALL ANNOUNCES CONVERSION OF ALL OF ITS OUTSTANDING SERIES D PREFERRED STOCK

The Company has filed a Form 8-K with the Securities and Exchange Commission that contains additional information relating to this transaction.

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Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in commercial, business and general aviation, the business activities of the Company’s customers and suppliers and developments in information and communications technology. The forward-looking statements speak only as of the date of this release and, except as required by law, we do not undertake any obligation to publicly update or revise our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

About Aviall, Inc.

Aviall, Inc. (NYSE: AVL) is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. As the world’s largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for 200 manufacturers and stocks approximately 34,000 line items from customer service centers located in North America, Europe and Asia-Pacific. Aviall Services also supports a full line of aviation batteries, hoses, wheels and brake services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and enables commerce via its global electronic marketplace to enable subscribers to buy and sell commercial aviation and marine parts, equipment and services. Additional information on Aviall is available via the Internet at www.aviall.com.